Exhibit 99.1

Press Release	Source: VIA NET.WORKS, Inc.

VIA NET.WORKS Announces Sale of Amen Group and its VIA operations in USA, Portugal and Netherlands to Claranet

AMSTERDAM, Netherlands, July 12, 2005 – VIA NET.WORKS, Inc. (NASDAQ and Euronext: VNWI), announced today the completion of the sale of its Amen group and its U.S., Dutch and Portuguese legacy operations to Claranet Group Limited for $9.3 million.  The sale excludes the PSINet Europe operations and the legacy operations in Germany and Spain. The transaction supports the larger sale agreement between VIA and Claranet entered into on April 30, 2005, in which VIA agreed to sell all its operations to Claranet in a transaction that is subject to VIA shareholder approval.  In this partial sale completed on Tuesday July 12, 2005, VIA received the purchase price less the deposit already paid by Claranet, repayment to Claranet of the amount owed by VIA under the loan facility established on April 30 and an amount held as a deferred payment.

On June 28th, VIA announced the postponement until July 22, 2005 of its Annual and Special meeting of shareholders originally scheduled for June 29, 2005.  The meeting was re-scheduled to permit the company to seek additional shareholder votes in favor of the proposals put forth to the shareholders, which included the sale of substantially all of VIA’s assets to Claranet. The sale of the Amen group, together with VIA NET.WORKS USA, Inc., VIA NET.WORKS Portugal - Tecnologias de Informação, S.A. and VIA NET.WORKS Nederland B.V. in this transaction provides VIA with additional liquidity.  VIA will use the net proceeds from the sale to retire certain of its obligations to vendors, make the termination payments to corporate employees the company let go at the end of May, and continue to fund its headquarters operations and its remaining operations pending the approval by its shareholders of the amended sale agreement with Claranet.

VIA also announced that as a part of the transaction, VIA and Claranet have also amended the €5.3 million ($7.0 million) facility agreement entered into on April 30, 2005 to allow VIA to draw upon a new $2.5 million facility beginning on August 1, 2005. This facility replaces the previous €5.3 million facility.

VIA noted that it is continuing its efforts to seek additional proxies from shareholders in connection with the Annual and Special meeting of its shareholders now set for July 22 in order to obtain sufficient votes required for approval of the now-amended Claranet sale transaction.  VIA further noted that it will be sending a supplemental proxy to all its shareholders that will describe this transaction and its impact on the larger transaction. The company stated that over 90% of the proxies received have voted in favor of the transaction and over 85% have voted in favor of the proposed dissolution and plan of complete liquidation.  However, VIA noted that it had only received proxies from less than 40% of the total outstanding voting shares of the company.  Approval of more than 50% of the total outstanding voting shares is required for the sale transaction and the dissolution proposals to pass.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) provides business communication solutions to small- and medium-sized businesses in Europe and the United States. VIA offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services. Shareholders can obtain further information about submitting proxies and voting on the proposals submitted in connection with the Special and Annual Meeting of the shareholders by visiting the company’s website at www.vianetworks.com.

VIA Contacts

Investor & Media contact:

Matt Nydell

Tel:    +31 20 502 0058

Fax:   +31 20 502 0001

Email: mnydell@vianetworks.com